Exhibit 10.1

ADVANCED DRAINAGE SYSTEMS, INC.

2017 OMNIBUS INCENTIVE PLAN

Advanced Drainage Systems, Inc. (the “Company”), a Delaware corporation, hereby establishes this Advanced Drainage Systems, Inc. 2017 Omnibus Incentive Plan.

1.PURPOSE OF THE PLAN

The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as employees, directors, consultants and/or advisors who are expected to contribute to the Company’s success and to achieve long-term objectives that will benefit stockholders of the Company through the additional incentives inherent in the Awards hereunder.

2.DEFINITIONS

2.1“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Phantom Stock Award, Other Share-Based Award, Cash-Based Award, Performance Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

2.2“Award Agreement” shall mean any agreement, contract or other instrument or document evidencing any Award hereunder, whether in writing or through an electronic medium, which shall contain such terms and conditions with respect to an Award as the Committee shall determine consistent with the Plan.

2.3“Board” shall mean the board of directors of the Company.

2.4“Cash-Based Award” shall mean a cash Award granted pursuant to Section 9.

2.5“Change in Control” shall have the meaning set forth in Section 12.3.

2.6“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.7“Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. With respect to Awards to Covered Employees, the Committee shall consist of no fewer than two Directors, each of whom is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) an “independent director” for purpose of the rules of the principal United States national securities exchange on which the Shares are traded, to the extent required by such rules.

2.8“Consultant” shall mean any consultant or advisor who is a natural person and who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (ii) does not directly or indirectly promote or maintain a market for the Company’s securities and (iii) otherwise qualifies as a consultant under the applicable rules of the SEC for registration of shares of stock on a Form S-8 registration statement.

2.9“Covered Employee” shall mean an Employee who is, or could become, a “covered employee” within the meaning of Section 162(m) of the Code and the regulatory and other guidance issued thereunder by the United States Department of Treasury and the Internal Revenue Service.

2.10“Director” shall mean a member of the Board, as constituted from time to time, who is not an Employee.

2.11“Dividend Equivalents” shall have the meaning set forth in Section 13.6.

2.12“Employee” shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Subsidiary.

2.13“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.14“Fair Market Value” shall mean, with respect to Shares as of any date: (i) the closing price of the Shares as reported on the principal United States national securities exchange on which the Shares are listed and traded on such date, or, if there is no closing price on that date, then on the last preceding date on which such a closing price was reported; (ii) if the Shares are not listed on any United States national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, the final ask price of the Shares reported on the inter-dealer quotation system for such date, or, if there is no such sale on such date, then on the last preceding date on which a sale was reported; or (iii) if the Shares are neither listed on a United States national securities exchange nor quoted on an inter-dealer quotation system on a last sale basis, the amount determined by the Committee to be the Fair Market Value of the Shares as determined by the Committee in its sole discretion. The Fair Market Value of any property other than Shares shall mean the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

2.15“GAAP” shall mean generally accepted accounting principles in the United States.

2.16“Incentive Stock Option” shall mean an Option that qualifies as an incentive stock option for purposes of Section 422 of the Code.

2.17“Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine in compliance with Section 409A, or, with respect to the grant of an Incentive Stock Option, in compliance with Section 422 of the Code.

2.18“Other Share-Based Award” shall have the meaning set forth in Section 8.1(a).

2.19“Participant” shall mean an Employee, Director or Consultant who is selected by the Committee to receive an Award under the Plan.

2.20“Performance Award” shall mean any Award (including without limitation any short-term or long-term Award) of Performance Cash, Performance Shares, Performance Units or other Award granted pursuant to Sections 10 and 11.

2.21“Performance Cash” shall mean any Cash-Based Award or other cash incentives granted pursuant to Section 10 or Section 11 payable to the Participant upon the achievement of such performance goals as the Committee shall establish.

2.22“Performance Period” shall mean the period established by the Committee during which any performance goals specified by the Committee with respect to a Performance Award are to be measured.

2.23“Performance Share” shall mean any grant pursuant to Section 10 or Section 11 of a designated number of Shares, which value may be paid to the Participant upon achievement of such performance goals as the Committee shall establish.

2.24“Performance Unit” shall mean any grant pursuant to Section 10 or Section 11 of a unit valued by reference to a designated amount of (i) cash or property other than Shares, or (ii) Shares, which value may be paid to the Participant upon achievement of such performance goals during the Performance Period as the Committee shall establish.

2.25“Permitted Assignee” shall have the meaning set forth in Section 13.3.

2.26“Phantom Stock Award” shall mean an Award granted under Section 8.2 of hypothetical share units with respect to Shares, with a value based on the Fair Market Value of a Share.

2.27“Plan” shall mean this Advanced Drainage Systems, Inc. 2017 Omnibus Incentive Plan, as it may be hereafter amended and/or restated.

2.28“Prior Plan” shall mean, collectively, the Company’s 2000 Incentive Stock Option Plan, 2008 Restricted Stock Plan, 2013 Stock Option Plan, and 2014 Non-Employee Director Compensation Plan.

2.29“Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.30“Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.31“Restricted Stock Unit” means an Award that is valued by reference to Shares, which value may be paid to the Participant in Shares or cash (or a combination thereof) as determined by the Committee in its sole discretion upon the satisfaction of vesting restrictions as the Committee may establish, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.32“Restricted Stock Unit Award” shall have the meaning set forth in Section 7.1.

2.33“SEC” shall mean the United States Securities and Exchange Commission.

2.34“Section 409A” shall mean Section 409A of the Code and the regulatory and other guidance issued thereunder by the United States Department of the Treasury and the Internal Revenue Service.

2.35“Separation from Service” and “separation from service” shall mean a termination of employment or separation from service with the Company, its Subsidiaries and all affiliates that is a “separation from service” within the meaning of Section 409A.

2.36“Shares” shall mean the shares of common stock of the Company, par value $0.01 per share.

2.37“Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Section 6.

2.38“Subsidiary” shall mean any corporation or other entity (other than the Company) in an unbroken chain of corporations or other entities beginning with the Company if, at the relevant time, each of the corporations or other entities other than the last corporation or other entity in the unbroken chain owns stock or other equity possessing fifty percent (50%) or more of the total combined voting power of all classes of stock or other equity in one of the other corporations or other entities in the chain.

2.39“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.40“Vesting Period” shall mean the period of time specified by the Committee during which vesting restrictions for an Award are applicable; provided, however, that Awards shall be subject to a minimum one (1) year vesting period except (i) the vesting of an Award may be accelerated upon disability or death of a Participant or, as provided in Section 12, upon a Change in Control, and (ii) Awards up to a maximum of five percent (5%) of the Shares available for Awards pursuant to Section 3 may be granted without regard to the minimum one (1) year vesting period.

3.SHARES SUBJECT TO THE PLAN

3.1Number of Shares.

(a)Subject to adjustment as provided in Section 13.2, a total of three million five hundred thousand (3,500,000) Shares shall be authorized for Awards granted under the Plan.

On and after the effective date of the Plan (as provided in Section 14.13), no awards may be granted under the Prior Plan.

(b)If (i) any Shares subject to an Award are forfeited, an Award expires or otherwise terminates without issuance of Shares or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, then such Shares shall, to the extent of such forfeiture, expiration, termination or non-issuance, be added to the Shares available for grant under the Plan or (ii) on and after the effective date of the Plan, any Shares subject to an award under the Prior Plan are forfeited, an award under the Prior Plan expires or otherwise terminates without issuance of such Shares or otherwise does not result in the issuance of all or a portion of the Shares subject to such award, then such Shares shall, to the extent of such forfeiture, expiration, termination or non-issuance, be added to the Shares available for grant under the Plan.

(c)The following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section 3.1: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price or to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right or other Award, or on and after the effective date of the Plan, an option or stock appreciation right or other award under the Prior Plan; (ii) Shares subject to a Stock Appreciation Right or, on and after the effective date of the Plan, a stock appreciation right under the Prior Plan that are not issued in connection with its stock settlement on exercise thereof; and (iii) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, on and after the effective date of the Plan, options under the Prior Plan.

(d)Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the applicable limitations on grants to a Participant under Section 11.5, nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided in paragraphs (b) and (c) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in paragraphs (b) and (c) above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

3.2Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

3.3Limit on Awards to Directors. Notwithstanding any provision in the Plan to the contrary, the aggregate amount of all compensation granted to any Director during any fiscal year of the Company, including any Awards (based on grant date Fair Market Value computed as of the date of grant in accordance with applicable financial accounting rules) and any cash retainer or meeting fee paid or provided for service on the Board or any committee thereof, or any Award granted in lieu of any such cash retainer or meeting fee, shall not exceed Five Hundred Thousand Dollars ($500,000).

4.ELIGIBILITY AND ADMINISTRATION

4.1Eligibility. Any Employee, Director or Consultant shall be eligible to be selected as a Participant.

4.2Administration.

(a)The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to:

(i)	select the Employees, Directors and Consultants to whom Awards may from time to time be granted hereunder;
(ii)	determine the type or types of Awards to be granted to each Participant hereunder;
(iii)	determine the number of Shares (or dollar value) to be covered by each Award granted hereunder;
(iv)	determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder;
(v)	determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property;
(vi)

determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant;

(vii)	determine whether, to what extent and under what circumstances any Award shall be canceled or suspended;
(viii)	interpret and administer the Plan and any instrument, agreement or other document entered into under or in connection with the Plan, including any Award Agreement;

(ix)	correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect;
(x)	establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan;
(xi)	determine whether any Award, other than an Option or Stock Appreciation Right, will have Dividend Equivalents;
(xii)

subject to compliance with the Vesting Period requirements, accelerate the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate;

(xiii)	establish subplans as described in Section 14.14;
(xiv)	make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and
(xv)

determine the Covered Employees for each Performance Period; establish Performance Periods and performance goals applicable thereto; and make Performance Awards subject to, and consistent with, the provisions of the Plan.

(b)Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary. A majority of the members of the Committee may determine its actions, including fixing the time and place of its meetings, with respect to the Plan. Notwithstanding the foregoing, any action or determination by the Committee specifically affecting or relating to an Award to a Director shall require the prior approval of the Board.

(c)To the extent not inconsistent with applicable law, including Section 162(m) of the Code, with respect to Awards intended to comply with the performance-based compensation exception under Section 162(m), or the rules and regulations of the principal United States national securities exchange on which the Shares are traded, the Committee may (i) delegate to a committee of one or more Directors any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards, and (ii) authorize one or more executive officers to do one or more of the following with respect to Employees who are not Directors or executive officers of the Company: (A) designate Employees to be recipients of Awards, (B) determine the number of Shares subject to such Awards to be received by such Employees and (C) cancel or suspend Awards to such Employees; provided that (x) any resolution of the Committee authorizing such officer(s) must specify the total number of Shares subject to Awards that such officer(s) may so award and (y) the Committee may not authorize any officer to designate himself or herself as the recipient of an Award.

5.OPTIONS

5.1Grant. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Section 5 and, subject to compliance with the Vesting Period requirements, to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

5.2Award Agreements. All Options shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The terms and conditions of Options need not be the same with respect to each Participant. Granting an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Section may hold more than one Option granted pursuant to the Plan at the same time.

5.3Option Price. Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Section shall not be less than one hundred percent (100%) of the Fair Market Value of one Share on the date of grant of such Option; provided, however, that in the case of an Incentive Stock Option granted to a Participant who, at the date of the grant, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary, the option price per share shall be no less than one hundred ten percent (110%) of the Fair Market Value of one Share on the date of grant. Other than pursuant to Section 13.2, the Committee shall not without the approval of the Company’s stockholders (a) lower the option exercise price per Share of an Option after it is granted, (b) cancel an Option when the option price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 12.3), or (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal United States national securities exchange on which the Shares are listed.

5.4Option Term. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted; provided, however, that the term of the Option shall not exceed five (5) years from the date the Option is granted in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option) (i) the exercise of the Option is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lockup agreement.

5.5Exercise of Options.

(a)The Award Agreement shall specify when Options vest and become exercisable. Vested Options granted under the Plan shall be exercised by the Participant (or by a Permitted Assignee thereof or the Participant’s executors, administrators, guardian or legal representative, to the extent provided in an Award Agreement) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and shall comply with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

(b)Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation) valued at their then Fair Market Value, (iii) with the consent of the Committee, by delivery of other consideration having a Fair Market Value on the exercise date equal to the total purchase price, (iv) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (v) through any other method specified in an Award Agreement (including same-day sales through a broker or cashless exercises through a cashless exercise program established with a securities brokerage firm), or (vi) any combination of any of the foregoing; provided, however, to the extent required by applicable law, that the Participant must pay in cash an amount not less than the aggregate par value (if any) of the Shares being acquired. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share.

(c)Notwithstanding the foregoing, an Award Agreement may provide that if on the last day of the term of an Option the Fair Market Value of one Share exceeds the option price per Share, the Participant has not exercised the Option (or a tandem Stock Appreciation Right, if applicable) and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes; provided, however, any fractional Share shall be settled in cash.

5.6Form of Settlement. In its sole discretion, the Committee may provide in an Award Agreement that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities.

5.7Incentive Stock Options. The Committee may grant Incentive Stock Options to any employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code. Solely for purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options granted under the Plan shall be one million seven hundred fifty thousand (1,750,000) Shares.

6.STOCK APPRECIATION RIGHTS

6.1Grant. The Committee may grant Stock Appreciation Rights (a) in tandem with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (b) in tandem with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award in each case upon such terms and conditions as the Committee may establish in its sole discretion consistent with the provisions of this Section 6.

6.2Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(a)Subject to compliance with the Vesting Period requirements, when Stock Appreciation Rights vest and become exercisable.

(b)Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the grant price of the Stock Appreciation Right.

(c)The Committee shall determine in its sole discretion in an Award Agreement whether payment on exercise of a Stock Appreciation Right shall be made in cash, in whole Shares or other property, or any combination thereof.

(d)The terms and conditions of Stock Appreciation Rights need not be the same with respect to each recipient.

(e)The Committee may impose such other terms and conditions on the exercise of any Stock Appreciation Right as it shall deem appropriate. A Stock Appreciation Right shall (i) have a grant price per Share of not less than the Fair Market Value of one Share on the date of grant or, if applicable, on the date of grant of an Option with respect to a Stock Appreciation Right granted in exchange for or in tandem with, but subsequent to, the Option (subject to the requirements of Section 409A) except in the case of Substitute Awards or in connection with an adjustment provided in Section 13.2, and (ii) have a term not greater than ten (10) years. Notwithstanding clause (ii) of the preceding sentence, in the event that on the last business day of the term of a Stock Appreciation Right (x) the exercise of the Stock Appreciation Right is prohibited by applicable law or (y) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.

(f)An Award Agreement may provide that if on the last day of the term of a Stock Appreciation Right the Fair Market Value of one Share exceeds the grant price per Share of the Stock Appreciation Right, the Participant has not exercised the Stock Appreciation Right or the tandem Option (if applicable), and the Stock Appreciation Right has not otherwise expired, the Stock Appreciation Right shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall make payment to the Participant in accordance with this Section, reduced by the number of Shares (or cash) required for withholding taxes; any fractional Share shall be settled in cash.

(g)Without the approval of the Company’s stockholders, other than pursuant to Section 13.2, the Committee shall not (i) reduce the grant price of any Stock Appreciation Right after the date of grant, (ii) cancel any Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 12.3), or (iii) take any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal United States national securities exchange on which the Shares are listed.

7.RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1Grants. Awards of Restricted Stock and of Restricted Stock Units may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award” or “Restricted Stock Unit Award” respectively), and such Restricted Stock Awards and Restricted Stock Unit Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the grant of Restricted Stock or Restricted Stock Units, subject to such minimum consideration as may be required by applicable law.

7.2Award Agreements. The terms of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan shall be set forth in an Award Agreement that shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Restricted Stock Award or Restricted Stock Unit Award shall have Dividend Equivalents in compliance with Section 13.6. The terms of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each Participant.

7.3Rights of Holders of Restricted Stock and Restricted Stock Units. Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a stockholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a stockholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares, except as otherwise provided in this Section. A Participant who holds a Restricted Stock Unit Award shall have only those rights specifically provided for in the Award Agreement; provided, however, in no event shall the Participant have voting rights with respect to such Award. Any Shares or any other property distributed as a dividend or otherwise with respect to any Restricted Stock Award or Restricted

Stock Unit Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock Award or Restricted Stock Unit Award, and the Committee shall have the sole discretion to determine whether, if at all, any cash-denominated amount that is subject to such restrictions shall earn interest and at what rate. Notwithstanding the provisions of this Section, cash dividends, stock and any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award or Restricted Stock Unit Award that vests either based on achievement of performance goals or passage of time shall be accumulated and be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock or Restricted Stock Units with respect to which such cash, stock or other property has been distributed and shall be paid at the time such restrictions and risk of forfeiture lapse.

7.4Vesting. Subject to compliance with the Vesting Period requirements, (i) the Award Agreement shall specify the Vesting Period for the Restricted Stock or Restricted Stock Units; and (ii) the Committee may, in its sole discretion, accelerate the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate, subject to the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of a Restricted Stock Award or Restricted Stock Unit Award intended to comply with the performance-based exception under Code Section 162(m) except as otherwise determined by the Committee to be appropriate under the circumstances.

7.5Issuance of Shares. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Any such Shares of Restricted Stock shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

8.OTHER SHARE-BASED AWARDS; PHANTOM STOCK AWARDS

8.1Other Share-Based Awards.

(a)Grants. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Share-Based Awards”), including deferred stock units, may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Other Share-Based Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based compensation.

(b)Award Agreements. The terms of Other Share-Based Awards granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Other Share-Based Awards shall have Dividend Equivalents in compliance with Section 13.6. The terms of such Awards need not be the same with respect to each Participant. Notwithstanding the provisions of this Section, Dividend Equivalents with respect to the Shares covered by an Other Share-Based Award that vests based on achievement of performance goals or passage of time shall be subject to restrictions and risk of forfeiture to the same extent as the Shares covered by an Other Share-Based Award with respect to which such Dividend Equivalents have been credited.

(c)Vesting. Subject to compliance with the Vesting Period requirements, (i) the Award Agreement shall specify the Vesting Period, if any, for Other Share-Based Awards; and (ii) the Committee may, in its sole discretion, accelerate the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate, subject to the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of an Other Share-Based Award intended to comply with the performance-based compensation exception under Code Section 162(m) except as otherwise determined by the Committee to be appropriate under the circumstances.

(d)Payment. Except as may be provided in an Award Agreement, other Share-Based Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A or compliance with an exception to Section 409A.

(e)Deferral of Director Fees. Directors shall, if determined by the Board, receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual retainer. In addition directors may elect to receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual and committee retainers and meeting fees, provided that such election is made in accordance with the requirements of Section 409A. The Committee shall, in its absolute discretion, establish such rules and procedures as it deems appropriate for such elections and for payment in deferred stock units.

8.2Phantom Stock Awards

(a)Grant of Phantom Stock Awards. Subject to the terms of the Plan, the Committee may in its discretion grant Phantom Stock Awards to Participants, in such numbers, upon such terms, and at such times as the Committee shall determine. Each Phantom Stock Award shall be evidenced by an Award Agreement containing such provisions as the Committee shall determine that are not inconsistent with the terms of the Plan.

(b)Administrative Determination. Unless the Committee determines otherwise in the Award Agreement (taking into account applicable law, including Section 409A), if the employment or service of a Participant shall terminate for any reason and the Participant has not earned all or part of a Phantom Stock Award pursuant to the terms of the Plan and individual Award Agreement, such Award, to the extent not then earned, shall be forfeited immediately upon the Participant’s Separation from Service and the Participant shall have no further rights with respect thereto. Subject to compliance with the Vesting Period requirements and other terms of the Plan, and consistent with Section 4.2, the Committee shall have the sole authority to determine whether and to what extent Phantom Stock Awards vest and are payable, and to interpret the terms and conditions of Phantom Stock Awards.

(c)Amount of Payment. Upon vesting of all or a part of a Phantom Stock Award and satisfaction of such other terms and conditions as may be established by the Committee in the Award Agreement, the Participant shall be entitled to a payment of an amount equal to the Fair Market Value (on the date(s) of vesting (or other date or dates) set forth in the Award Agreement) of one (1) Share with respect to each such hypothetical share unit which has vested. The Committee may, however, establish a limitation on the amount payable in respect of each hypothetical share unit.

(d)Time and Form of Payment. Payment may be made, in the discretion of the Committee, in cash or in Shares (or in a combination thereof) valued at Fair Market Value on the applicable vesting date or dates (or other date or dates) set forth in the Award Agreement. Subject to Section 14.15, in the absence of payment arrangements in the Award Agreement in accordance with Section 409A, payments will be made in a lump sum payment within two and one-half (2 1/2) months after the end of the vesting period; provided, however, that if such two and one-half (2 1/2) month period begins in one (1) calendar year and ends in another calendar year, the Participant shall not have the right to designate the calendar year of payment.

(e)Payments to Specified Employees. Notwithstanding anything to the contrary in the Plan, Phantom Stock Awards payable upon a Separation from Service of a Specified Employee (as defined in Section 14.15), to the extent they constitute nonqualified deferred compensation subject to Section 409A, shall not be paid or issued until within the thirty- (30-) day period commencing with the first day of the seventh (7th) month following the month of the Specified Employee’s Separation from Service (provided that if such thirty- (30-) day period begins in one (1) calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment).

(f)No Acceleration. Except as permitted under Section 409A, no acceleration of the time or form of payment of a Phantom Stock Award shall be permitted.

9.CASH-BASED AWARDS.

Subject to the terms and conditions of the Plan, Cash-Based Awards may be granted to Participants in such amounts and upon such other terms and conditions as shall be determined by the Committee in its sole discretion; provided, however, that Cash-Based Awards shall only be settled in cash. Each Cash-Based Award shall be evidenced by an Award Agreement that shall specify the payment amount or payment range, the time and form of payment, and the other terms and conditions, as applicable, of such Award which may include, without limitation, performance goals and that the Cash-Based Award is a Performance Award of Performance Cash, under Section 10 or Section 11.

10.PERFORMANCE AWARDS

10.1Grants. Performance Awards in the form of Performance Cash, Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance criteria and goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the performance goals set forth in Section 11.2 or such other performance criteria and goals as determined by the Committee in its discretion.

10.2Award Agreements. The terms of any Performance Award granted under the Plan shall be set forth in an Award Agreement (or, if applicable, in a resolution duly adopted by the Committee) which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend Equivalents in compliance with Section 13.6. The terms of Performance Awards need not be the same with respect to each Participant.

10.3Terms and Conditions. The performance criteria and goals to be achieved during any Performance Period and, subject to compliance with the Vesting Period requirements, the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award; provided, however, that the Performance Period for any Performance Award that is to be settled in Shares shall not be less than one (1) year. The amount of the Award to be distributed shall be conclusively determined by the Committee.

10.4Payment. Except as provided in Section 12, as provided by the Committee or as may be provided in an Award Agreement, Performance Awards will be paid or distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A or compliance with an exception to Section 409A.

11.CODE SECTION 162(m) PROVISIONS

11.1Covered Employees. Notwithstanding any other provision of the Plan, if the Committee determines at the time an Award (including without limitation a Performance Award) is granted to a Participant who is or may be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 11 is applicable to such Award.

11.2Performance Goals. If the Committee determines that an Award is intended to be subject to this Section 11, the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of achievement of one or any combination of the following:

(i)	sales (including comparable sales); net sales; return on sales;
(ii)	revenue, net revenue, product revenue or system-wide revenue (including growth of such revenue measures);

(iii)

operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share (basic or diluted); net income or loss (before or after taxes);

(iv)

return on equity; total business return; total stockholder return; relative total stockholder return; return on assets or net assets (including return on tangible assets); appreciation in and/or maintenance of the price of the Shares or any other publicly traded securities of the Company;

(v)	market share; market recognition;
(vi)

gross profits; gross or net profit margin; gross profit growth; net operating profit (before or after taxes); operating earnings; earnings or losses or net earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); adjusted earnings before interest, taxes, depreciation and amortization as a non-GAAP measure (“Adjusted EBITDA”) including, but not limited to, one or more of the following reconciliations of Adjusted EBITDA to net income: derivative fair value adjustments; foreign currency transaction gains or losses; losses or gains on disposal of assets and costs from exit and disposal activities; unconsolidated affiliates’ interest, tax depreciation and amortization; contingent consideration remeasurement; stock-based compensation; benefit expense; employee stock ownership plan deferred stock-based compensation; and benefit expense related to executive termination payments.

(vii)	economic value; economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs;
(viii)

cash flow (including operating cash flow and free cash flow); cash flow per share (before or after dividends); free cash flow to equity (including free cash flow to fully converted shares; cash flow return on investment; cash flow return on capital;

(ix)

return on capital (including return on total capital, pre-tax return on net working capital, or return on invested capital); working capital (including working capital to sales ratio); improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; general and administrative expense savings; inventory control; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity;

(x)	operating efficiencies; cost reductions or savings;
(xi)	customer satisfaction; customer growth; employee satisfaction;
(xii)	productivity or productivity ratios;

(xiii)

regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections and validation of manufacturing processes);

(xiv)

strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements);

(xv)

financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities); debt level year-end cash position; book value; factoring transactions; competitive market metrics; timely completion of new product roll-outs; timely launch of new facilities;

(xvi)

sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally (or through partnering transactions); royalty income; implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures, succession and hiring projects, reorganization and other corporate transactions, expansions of specific business operations and meeting divisional or project budgets; factoring transactions; and recruiting and maintaining personnel.

Such performance goals may be measured on an absolute or relative basis, and may be measured on a GAAP, non-GAAP or adjusted basis. Performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.

The Committee may provide for inclusion or exclusion of the impact of an event or occurrence which the Committee determines should appropriately be included or excluded, including (a) restructurings, discontinued operations, and other unusual, infrequent or non-recurring charges or events, (b) asset write-downs, (c) significant litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) any reorganization or change in the corporate structure or capital structure of the Company or a Subsidiary, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the cumulative effects of tax or accounting changes in accordance with GAAP, or (j) the effect of changes in other laws or regulatory rules affecting reporting results.

Such performance goals (and any inclusions or exclusions) shall (i) be set by the Committee prior to the earlier of ninety (90) days after the commencement of the applicable Performance Period and the expiration of twenty-five percent (25%) of the Performance Period, and (ii) otherwise comply with the requirements of Section 162(m) of the Code and the regulations thereunder.

11.3Adjustments; Certification. Notwithstanding any provision of the Plan (other than Section 12), with respect to any Award that is subject to this Section 11, the Committee may completely eliminate or adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant or as otherwise determined by the Committee in special circumstances, subject to the requirements of Section 162(m) of the Code as may be applicable. After the end of each Performance Period, the Committee must certify, in writing and in compliance with Section 162(m) of the Code, before payment of the Award is made, that the performance goals and any other material terms were satisfied and determine the amount of payment of the Award.

11.4Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Section as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

11.5Limitations on Grants to Individual Participants. Subject to adjustment as provided in Section 13.2, no Participant may be granted (i) Options or Stock Appreciation Rights during any twelve- (12-) month period with respect to more than one million (1,000,000) Shares, and (ii) Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards and/or Other Share-Based Awards during any calendar year that are intended to comply with the performance-based compensation exception under Code Section 162(m) and are denominated in Shares under which more than five hundred thousand (500,000) Shares may be earned for each twelve (12) months in the vesting period or Performance Period. During any calendar year, no Participant may be granted Awards that are intended to comply with the performance-based compensation exception under Code Section 162(m) and are denominated in cash under which more than five million dollars ($5,000,000) may be earned for each twelve (12) months in the Performance Period. If an Award is canceled, the canceled Award shall continue to be counted toward the applicable limitation in this Section.

12.CHANGE IN CONTROL PROVISIONS

12.1Committee Determination; Assumption or Substitution of Awards.

(a)The Committee may, without the consent of Participants, either by the terms of the applicable Award Agreements or by resolution adopted prior to the occurrence of a Change in Control, determine the extent to which outstanding Awards under the Plan shall be assumed, converted or replaced by the successor or resulting entity in connection with a Change in Control (or, if the Company is the resulting entity or ultimate parent corporation, continued by the Company), in each case subject to adjustments in accordance with Section 13.2. For the purposes of this Section 12.1, an Award shall be considered assumed or substituted for if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting the Change in Control by holders of Shares for each Share held on the effective date of such Change in Control transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor or resulting entity, the Committee may, with the consent of the successor or resulting entity, provide that the consideration to be received upon the exercise or vesting of an Award, for each Share subject thereto, will be solely common stock of the successor or resulting entity with a Fair Market Value substantially equal to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of whether Fair Market Value is substantially equal shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(b)Unless otherwise provided in an Award Agreement, in the event of a Change in Control in which the successor or resulting entity assumes or substitutes for an Award (or in which the Company is the resulting entity or ultimate parent corporation and continues the Award) pursuant to Section 12.1(a), if a Participant’s employment with such successor or resulting entity (or the Company if the Company is the resulting entity or ultimate parent corporation) or a subsidiary thereof either terminates without cause or for a Section 409A-compliant good reason within twenty-four (24) months following such Change in Control (or such other period set forth in the Award Agreement):

(i)

Options and Stock Appreciation Rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for twenty-four (24) months (or the lesser period of time set forth in the Award Agreement);

(ii)

the restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units outstanding as of the date of such termination of employment shall lapse and the Restricted Stock and Restricted Stock Units (and accrued Dividend Equivalents) shall become free of all restrictions, limitations and conditions and become fully vested, payable and transferable to the full extent of their original grant;

(iii)

with respect to Performance Awards, all performance goals and/or other vesting criteria shall be deemed achieved at one hundred percent (100%) of target levels, and all other terms and conditions shall be deemed satisfied, as of such date of the Participant’s termination of employment; and

(iv)

the restrictions, limitations and other conditions applicable to any other Awards shall lapse, and such Awards (and any accrued Dividend Equivalents) shall become free of all restrictions, limitations and conditions and become fully vested, payable and transferable to the full extent of their original grant.

12.2No Assumption or Substitution of Awards.

(a)Unless otherwise provided in an Award Agreement, in the event of a Change in Control to the extent the successor or resulting entity does not assume or substitute for an Award (or in which the Company is the resulting entity or ultimate parent corporation and does not continue the Award), then the Committee shall have the right to provide that in the event of the Change in Control any one or more of the following shall occur:

(i)

Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall be canceled and terminated (x) without payment if the Fair Market Value of one Share as of the date of the Change in Control is less than the Option exercise price per Share or Stock Appreciation Right grant price, and (y) with payment if the Fair Market Value of one Share as of the date of the Change in Control is more than the Option exercise price per Share or Stock Appreciation Right grant price ; and/or those Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall immediately vest and become fully exercisable; and/or each Option and Stock Appreciation Right outstanding that has met the vesting requirements shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per Share of such Option and/or Stock Appreciation Right, with such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine;

(ii)

all Performance Awards shall be considered to be earned and payable based on target performance (as determined by the Committee, as of the date of the Change in Control), and any limitations or other restrictions shall lapse and such Performance Awards shall be immediately settled, paid or distributed;

(iii)

restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested; and

(iv)

the restrictions, other limitations and other conditions applicable to any other Awards that are not assumed or substituted for (or continued) shall lapse, and such other Awards shall become free of all restrictions, limitations and conditions and become fully vested, and shall be immediately settled, paid or distributed to the full extent of the original grant.

12.3Change in Control. For purposes of the Plan, unless otherwise provided in an Award Agreement, Change in Control means the occurrence of any one of the following events (provided, however, that any definition of Change in Control in an Award Agreement may not provide that a Change in Control will occur prior to consummation or effectiveness of a change in control of the Company and may not provide that a Change in Control will occur upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control of the Company):

(a)During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(b)Any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any Subsidiary, (ii) by any employee benefit plan (or related trust), including without limitation the Advanced Drainage Systems, Inc. Employee Stock Ownership Plan and its related trust, sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, (iv) pursuant to a Non-Qualifying Transaction, as defined in paragraph (c), or (v) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of thirty percent (30%) or more of Company Voting Securities by such person;

(c)The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than fifty percent (50%) of the total voting power of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of one hundred percent (100%) of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust), including without limitation the Advanced Drainage Systems, Inc. Employee Stock Ownership Plan and its related trust, sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a Non-Qualifying Transaction); or

(d)The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than thirty percent (30%) of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

13.GENERALLY APPLICABLE PROVISIONS

13.1Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the principal United States national securities exchange on which the Shares are traded; provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 under the Exchange Act; and further provided that the Board may not, without the approval of the Company’s stockholders to the extent required by such applicable law, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan

(except for adjustments pursuant to Section 13.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend Section 5.3 or Section 6.2(g) to eliminate the requirements relating to minimum exercise price, minimum grant price and stockholder approval, (e) increase the maximum permissible term of any Option specified by Section 5.4 or the maximum permissible term of a Stock Appreciation Right specified by Section 6.2(e), (f) add performance goals to Section 11.2 or (g) increase any of the limitations in Section 11.5. The Board may not (except pursuant to Section 13.2 or in connection with a Change in Control), without the approval of the Company’s stockholders, cancel an Option or Stock Appreciation Right in exchange for cash when the exercise or grant price per share exceeds the Fair Market Value of one Share or take any action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded, including a reduction of the exercise price of an Option or the grant price of a Stock Appreciation Right or the exchange of an Option or Stock Appreciation Right for another Award. In addition, no amendments to, or termination of, the Plan shall impair the rights of a Participant in any material respect under any Award previously granted without such Participant’s consent.

13.2Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards in a manner the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the limitations in Section 11.5 (other than to Awards denominated in cash), the maximum number of Shares that may be issued pursuant to Incentive Stock Options and, in the aggregate or to any Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company); provided, however, that the number of Shares subject to any Award shall always be a whole number.

13.3Transferability of Awards. Except as provided below, no Award and no Shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. To the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award without consideration (each transferee thereof, a “Permitted Assignee”) (i) to the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders or (iv) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations;

and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section 13.3.

13.4Termination of Employment or Services. The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, Separation from Service or otherwise. The date of termination of a Participant’s employment or services, or of a Participant’s Separation from Service, will be determined by the Committee, which determination will be final.

13.5Deferral. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred.

13.6Dividend Equivalents. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award other than an Option or Stock Appreciation Right may, if so determined by the Committee and set forth in an applicable Award Agreement, be entitled to accrue on unvested Awards (and subsequently receive upon and subject to satisfying the vesting requirements of the Award) amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. For the avoidance of doubt, Dividend Equivalents shall not be paid if applicable performance goals, if any, and other vesting conditions are not satisfied.

14.MISCELLANEOUS

14.1Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

14.2Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to a Participant (or Permitted Assignee) such withholding taxes as may be required by law, or to otherwise require the Participant (or Permitted Assignee) to pay such withholding taxes. If the Participant (or Permitted Assignee) shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant (or Permitted Assignee) or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants (or Permitted Assignee) to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the minimum required tax withholding rate for the Participant or Permitted Assignee, or after the Company’s adoption of ASU 2016-09, Compensation-Stock Compensation (Topic 718) dated March, 2016, maximum tax withholding), or such other rate that will not cause an adverse accounting consequence or cost) otherwise deliverable in connection with the Award.

14.3Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee, Director or Consultant the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee, Director or Consultant at any time for any reason. The Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee, Director or Consultant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Directors or Consultants under the Plan.

14.4Substitute Awards. Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

14.5Forfeiture Events; Clawback

(a)Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s service for cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries.

(b)Clawback. Notwithstanding any other provisions of this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deduction and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

14.6Stop Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

14.7Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company or a Subsidiary. Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary (or as may be required by the terms of such plan).

14.8Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

14.9Severability. The provisions of the Plan shall be deemed severable. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of change in a law or regulation, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction or any governmental regulatory agency, or impermissible under the rules of any securities exchange on which the Shares are listed, such unlawfulness, invalidity, unenforceability or impermissibility shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or impermissible, then such unlawfulness, invalidity or impermissibility shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or impermissible and the maximum payment or benefit that would not be unlawful, invalid or impermissible shall be made or provided under the Plan.

14.10Construction. As used in the Plan, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

14.11Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

14.12Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly.

14.13Effective Date of Plan; Termination of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of the shares entitled to vote at a duly constituted meeting of the stockholders of the Company. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event each Award shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect. Awards may be granted under the Plan at any time and from time to time on or prior to the tenth (10th) year anniversary of the effective date of the Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan; provided, however, in no event may an Incentive Stock Option be granted more than ten (10) years after the earlier of (i) the date of the adoption of the Plan by the Board or (ii) the effective date of the Plan as provided in the first sentence of this Section. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

14.14Foreign Employees and Consultants; Subplans. Awards may be granted to Participants who are foreign nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees or Consultants providing services in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees or Consultants on assignments outside their home country.

The Committee may establish subplans under the Plan for purposes of satisfying laws of various countries in which Employees are employed. Subplans shall contain such limitations and other terms and conditions as the Committee determines necessary or desirable. All such subplans shall be a part of the Plan, but each subplan shall apply only to the Participants in the country with respect to which the subplan was established.

14.15Compliance with Section 409A. This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A, or an applicable exception thereto, and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A (or an exception thereto), including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A shall be amended to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A) that are otherwise required to be made under the Plan to a “Specified Employee” (as defined under Section 409A) as a result of such Employee’s separation from service (other than a payment that is not subject to Section 409A ), to the extent necessary to avoid the imposition of taxes thereunder, shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.

14.16No Registration Rights; No Right to Settle in Cash. The Company has no obligation to register with any governmental body or organization (including, without limitation, the SEC) any of (a) the offer or issuance of any Award, (b) any Shares issuable upon the exercise of any Award, or (c) the sale of any Shares issued upon exercise of any Award, regardless of whether the Company in fact undertakes to register any of the foregoing. In particular, in the event that any of (x) any offer or issuance of any Award, (y) any Shares issuable upon exercise of any Award, or (z) the sale of any Shares issued upon exercise of any Award are not registered with any governmental body or organization (including, without limitation, the SEC), the Company will not under any circumstance be required to settle its obligations, if any, under this Plan in cash.

14.17Data Privacy. As a condition of acceptance of an Award, the Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering, and managing the Participant’s participation in the Plan. The Participant understands that the Company and its Subsidiaries hold certain personal information about the Participant, including the Participant’s name, home address, and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Subsidiary, details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested, or outstanding in the Participant’s favor, for the purpose of implementing, managing, and administering the Plan (the “Data”). The Participant further understands that the Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, management, and administration of the Participant’s participation in the Plan, and that the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company in the implementation, management, and administration of the Plan. The Participant understands that these recipients may be located in the Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant, through participation in the Plan and acceptance of an Award under the Plan, authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares. The

Participant understands that the Data will be held only as long as is necessary to implement, manage, and administer the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Participant understands that refusal or withdrawal of consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

14.18Indemnity. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board and any person to whom the Committee has delegated any of its authority under the Plan shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

14.19Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit, or affect the substance or interpretation of the provisions contained herein.

To record adoption of the Plan by the Board on May 24, 2017, and approval of the Plan by the Company’s stockholders on July 17, 2017, the Company has caused its authorized officer to execute the Plan.

ADVANCED DRAINAGE SYSTEMS, INC.

By: /s/ Kevin C. Talley

Printed Name: Kevin C. Talley

Title: EVP & CAO

Date Signed: August 3, 2017